UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2006

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 23, 2006, BioMarin Pharmaceutical Inc. (the “Company”) entered into a purchase agreement (the “Notes Purchase Agreement”) with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), a copy of which is attached hereto as Exhibit 1.1. Subject to the terms and conditions of the Notes Purchase Agreement, Merrill Lynch agreed to act as the Company’s underwriter in connection with a public offering of the Company’s 2.50% Senior Subordinated Convertible Notes due 2013 (the “Notes”). Subject to the terms and conditions of the Notes Purchase Agreement, the Company agreed to sell to Merrill Lynch, and Merrill Lynch agreed to purchase from the Company, $150,000,000 aggregate principal amount of the Notes, less an underwriting discount totaling $4,500,000, resulting in net proceeds to the Company, before expenses, of $145,500,000. The Company also granted Merrill Lynch a 13-day option to purchase up to an additional $22,500,000 aggregate principal amount of the Notes to cover over-allotments, which Merrill Lynch has exercised. The Notes will be convertible by holders into shares of the Company’s common stock, par value $0.001 (“Common Stock”), at an initial conversion rate of 60.3318 shares of Common Stock per $1,000 principal amount of the Notes (subject to adjustment as described in the Notes Purchase Agreement), which represents an initial conversion price of approximately $16.58 per share. Pursuant to the terms of the Notes Purchase Agreement, the Company has agreed to indemnify Merrill Lynch against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Act”), or to contribute to payments Merrill Lynch may be required to make in respect of these liabilities. Subject to certain exceptions, the Company and certain of its directors and officers have also agreed not to sell or transfer any of the Company’s Common Stock held by them for 90 days after March 23, 2006 (or for up to an additional 18-day period upon the occurrence of certain events as described in the Notes Purchase Agreement) without first obtaining the written consent of Merrill Lynch. Merrill Lynch’s obligations to purchase the Notes is subject to the satisfaction of certain customary closing conditions, including receipt of legal opinions and approval of legal matters by its counsel.

Also on March 23, 2006, the Company entered into a purchase agreement (the “Equity Purchase Agreement”) with Merrill Lynch, as representative of the several underwriters named therein (collectively, the “Equity Underwriters”), a copy of which is attached hereto as Exhibit 1.2. Subject to the terms and conditions of the Equity Purchase Agreement, the Company agreed to sell to the Equity Underwriters, and the Equity Underwriters agreed to purchase from the Company, 9,000,000 shares of the Company’s authorized but previously unissued Common Stock (the “Shares”) at a public offering price of $13.00 per Share (or a total of $117,000,000), less an underwriting discount totaling $5,850,000, resulting in net proceeds to the Company, before expenses, of $111,150,000. The Company also granted the Equity Underwriters a 30-day option to purchase up to an additional 1,350,000 Shares to cover over-allotments, which Merrill Lynch has exercised. The Company has agreed to indemnify the Equity Underwriters against certain liabilities, including liabilities under the Act, or to contribute to payments the Equity Underwriters may be required to make in respect of these liabilities. Subject to certain exceptions, the Company and certain of the Company’s directors and officers also agreed not to sell or transfer any of the Company’s Common Stock held by them for 90 days after March 23, 2006 (or for up to an additional 18-day period upon the occurrence of certain events as described in the Equity Purchase Agreement) without first obtaining the written consent of Merrill Lynch. The Equity Underwriters’ obligations to purchase the Shares is subject to the satisfaction of certain customary closing conditions, including receipt of legal opinions and approval of legal matters by their respective counsels.

The closings of the sale of $172,500,000 aggregate principal amount of the Notes and the sale of 10,350,000 Shares are scheduled to occur on or about March 29, 2006. The Notes (and the shares of Common Stock issuable upon conversion thereof) and the Shares have been registered pursuant to an automatic shelf registration statement on Form S-3 (Registration Statement No. 333-132566) filed with the Securities and Exchange Commission under the Act.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the related agreements, which are included as exhibits hereto and incorporated herein by reference.

Item 8.01	Other Events.

In connection with the transactions described in Item 1.01, on March 24, 2006, the Company issued a press release announcing that it has agreed to the concurrent sale of 9,000,000 shares of its common stock and $150,000,000 aggregate principal amount of its 2.50% Senior Subordinated Convertible Notes due 2013, as described above. The common stock offering and the senior subordinated convertible note offering are being conducted as separate public offerings by means of separate prospectus supplements, and the offerings are not contingent upon each other. The Company expects to close the transactions on or about March 29, 2006. The Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Shell Company Transactions.

Not Applicable.

(d)	Exhibits.

Exhibit 1.1	–	Notes Purchase Agreement, dated March 23, 2006, by and between BioMarin Pharmaceutical Inc. and Merrill Lynch.

Exhibit 1.2	–	Equity Purchase Agreement, dated March 23, 2006, by and among BioMarin Pharmaceutical Inc. and the Equity Underwriters.

Exhibit 99.1	–	Press Release dated March 24, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation
(Registrant)

Date: March 28, 2006	By:	/s/ G. Eric Davis
G. Eric Davis, Vice President, Corporate Counsel

EXHIBIT INDEX

Exhibit 1.1	–	Notes Purchase Agreement, dated March 23, 2006, by and between BioMarin Pharmaceutical Inc. and Merrill Lynch.

Exhibit 1.2	–	Equity Purchase Agreement, dated March 23, 2006, by and among BioMarin Pharmaceutical Inc. and the Equity Underwriters.

Exhibit 99.1	–	Press Release dated March 24, 2006.